UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 15, 2008

Eclipsys Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-24539	65-0632092
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Three Ravinia Drive, Atlanta, Georgia		30346
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(404) 847-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 15, 2008, Eclipsys Corporation (the "Company") entered into an arrangement with Goldman, Sachs & Co. ("GS"), pursuant to which the Company received $45 million in exchange for a transfer to GS of Auction Rate Securities owned by the Company and maintained in an investment account with GS, with a nominal value of $90 million in the aggregate (the "ARS"). The Company is obligated to repay GS and GS is obligated to transfer the ARS back to the Company on May 15, 2008, subject to earlier transfer back to the Company at the Company’s discretion (the "Repayment Date"). The arrangement has been amended to permit the Company to extend the Repayment Date to August 15, 2008 if not in default under the arrangement on May 15, subject to compliance with the margin requirement described below. The repayment obligation includes the original $45 million with interest payable monthly at a rate measured at 3 month LIBOR plus 1.5% through May 15, 2008, increasing to 3 month LIBOR plus 3.5% if the Repayment Date extends beyond May 15, 2008 (collectively and net of any cash payments made, the "Repayment Amount"). If the market value (as determined by GS in its reasonable discretion) of the ARS falls below 140% of the Repayment Amount, the Company may be required immediately to transfer to GS additional cash or securities such that the total value of the ARS and all additional transferred cash and securities (as determined by GS in its reasonable discretion) would be at least 150% of the Repayment Amount, and thereafter to maintain that 150% margin until the Repayment Date, provided that the Company may not extend the Repayment Date to August 15, 2008 as described above if the market value of the ARS and all additional transferred cash and securities is not at least 176% of the Repayment Amount on May 15, 2008. Any such additional cash and securities would be transferred back to the Company, along with the ARS, for the Repayment Amount on the Repayment Date. If the Company were to fail to meet these margin requirements, then GS would be entitled to accelerate the Company’s obligations under the arrangement and to liquidate the ARS and any other transferred securities to satisfy the Company’s obligations if unfulfilled. The agreement provides that in such a case the Company would remain liable for any shortfall between the proceeds of the liquidated ARS and any other transferred securities and the aggregate obligation. The Company retains interest income on the ARS during the term of the arrangement. GS provides various banking and treasury services to the Company.

Due to disruption in the auction market for these securities, the Company determined that it would be appropriate to enter into this arrangement to ensure adequate short-term liquidity. The Company intends to replace this short-term arrangement with proceeds from a longer-term commercial credit facility, or sale of ARS, or both. In the meantime, the Company has confidence in the quality of its ARS investments (which consist primarily of AAA rated notes backed by insured student loans), and believes that its cash balances provide ample working capital to conduct its business.

Item 2.01 Completion of Acquisition or Disposition of Assets.

To the extent applicable, the information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent applicable, the information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eclipsys Corporation

February 22, 2008	By:	/s/ Robert M. Saman

Name: Robert M. Saman
Title: Assistant General Counsel and Assistant Corporate Secretary